Exhibit 99.1

Horizon Aircraft Regains Compliance with Nasdaq Capital Market Listing Requirements

TORONTO, June 26, 2025 – New Horizon Aircraft (NASDAQ: HOVR), doing business as Horizon Aircraft (“Horizon Aircraft” or the “Company”), an advanced aerospace engineering company and developer of one the world’s first hybrid eVTOL (electric Vertical Take-Off and Landing) aircraft, announced today that it received notice from The Nasdaq Stock Market that the Company has regained compliance with the Nasdaq Capital Market’s minimum bid requirement in Listing Rule 5550(a)(2) and that the matter is now closed.

For more information about Horizon Aircraft, please see the Company’s website or watch its innovative technology in action on the Company’s YouTube channel.

About Horizon Aircraft

Horizon Aircraft (NASDAQ: HOVR) is an advanced aerospace engineering company that is developing one of the world’s first hybrid eVTOL that is to be able to fly most of its mission exactly like a normal aircraft while offering industry-leading speed, range, and operational utility. Horizon Aircraft’s unique designs put the mission first and prioritize safety, performance, and utility. Horizon intends to successfully complete testing and certification of its Cavorite X7 eVTOL and then scale unit production to meet expected demand from regional operators, emergency service providers, and military customers.

Visit www.horizonaircraft.com for more information.

Contacts

Investors:

Matt Chesler, CFA

FNK IR

(646) 809-2183

HOVR@fnkir.com

Media:

Edwina Frawley-Gangahar

EFG Media Relations

+44 7580 174672
edwina@efgmediarelations.com